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                                   EXHIBIT 12



FIRST REPUBLIC PREFERRED CAPITAL CORPORATION
RATIO OF EARNINGS TO PREFERRED STOCK DIVIDENDS
($ IN THOUSANDS)

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
                                                                                                   FOR THE
                                                                                                 PERIOD FROM
                                                                                 FOR THE          INCEPTION
                                                                                   YEAR           (04/19/99)
                                             FOR THE NINE MONTHS ENDED             ENDED           THROUGH
                                                     SEPTEMBER 30,              DECEMBER 31,     DECEMBER 31,
                                            -------------------------------
                                                  2001             2000             2000             1999
                                            --------------    -------------     -------------    -------------
Earnings (1) ..........................     $        6,109    $       5,733     $       7,751    $       4,857

Preferred stock dividends (2) .........              4,445            4,331             5,775            3,369
                                            --------------    -------------     -------------    -------------

Earnings available to common
   shareholders .......................     $        1,664    $       1,402     $       1,976    $       1,488
                                            ==============    =============     =============    =============

Ratio of earnings to preferred
   stock dividends
((1) divided by (2)) ..................               1.37 x           1.33 x            1.34 x           1.44 x
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